NEWS RELEASE NYSE: Common Stock Symbol “MMR”
McMoRan Exploration Co. 1615 Poydras Street New Orleans, LA 70112

	Financial Contacts: David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

McMoRan Exploration Co. Reports Fourth-Quarter and Twelve Month 2005 Results and Updates Gulf of Mexico Exploration & Production and Main Pass Energy Hub™ Activities

HIGHLIGHTS

•
McMoRan and its private exploration partner continued an active deep gas exploration and development program in 2005. Since the venture’s 2004 inception, eight discoveries have been announced on eighteen wells that have been drilled and evaluated. Discoveries in 2005 include Long Point, Cane Ridge, King Kong and West Cameron Block 43.

•
Production has been established on four of the venture’s discoveries. McMoRan’s production increased to 60 million cubic feet of natural gas equivalents per day (MMcfe/d) at the end of 2005, compared with an average of 9 MMcfe/d during the fourth quarter of 2004.

•	McMoRan currently has five exploratory wells and four development wells in progress.

o	Exploratory wells include Cane Ridge, JB Mountain Deep, Point Chevreuil, Denali, and Pecos.

o	Development drilling is progressing at King Kong No. 3, Hurricane No. 2, Long Point No. 2 and Raptor A-3.

•	Completion activities are under way at West Cameron Block 43, Long Point No. 1, and Dawson Deep.

•	McMoRan expects to participate in at least twelve exploration wells during 2006 targeting Deep Miocene objectives in the Gulf of Mexico and Gulf Coast areas.

•
McMoRan’s share of first quarter 2006 production is expected to average 45-50 MMcfe/d, including approximately 2,800 barrels of oil per day (bbls/d) (17 MMcfe/d) for McMoRan’s share of production from Main Pass Block 299. The first quarter rate reflects downtime associated with planned remedial activities at Hurricane No. 1, expected to be completed in the second quarter of 2006, and current pipeline limitations at the King Kong field, expected to be resolved in the second quarter of 2006.

•
McMoRan’s share of second quarter 2006 production is expected to increase significantly from first quarter rates with new production from Long Point, Cane Ridge, Dawson Deep, West Cameron Block 43 and other development activities.

•
Independent reserve engineers’ estimates of McMoRan’s year-end 2005 proved oil and gas reserves totaled 81.7 billion cubic feet of natural gas equivalents (Bcfe), compared with 49.9 Bcfe at the end of 2004. McMoRan’s additions and revisions were 345 percent of 2005 production.

•
The United States Coast Guard (Coast Guard) recently provided McMoRan with a schedule indicating a May 2006 targeted completion of the permitting process for its proposed Main Pass Energy HubTM (MPEHTM) offshore LNG project.

•	On December 31, 2005, McMoRan had $131 million in unrestricted cash.

NEW ORLEANS, LA, January 19, 2006 - McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $26.1 million, $1.06 per share, for the fourth quarter of 2005 compared with a net loss of $20.6 million, $0.86 per share, for the fourth quarter of 2004. McMoRan’s net loss from continuing operations for the 2005 fourth quarter totaled $21.0 million, which included $21.9 million of exploration expense, including $18.0 million of nonproductive exploratory costs, a $12.8 million litigation settlement and $2.2 million of start-up costs associated with the MPEH™. The fourth quarter of 2005 also includes a loss of $4.7 million from discontinued operations, including a $6.5 million charge for the modification of estimated reclamation costs at McMoRan’s former sulphur terminal at Port Sulphur, Louisiana resulting from hurricane damage and a gain of $3.5 million from a reduction in the contractual liability associated with certain postretirement benefit costs for former sulphur employees. During the fourth quarter of 2004, McMoRan’s net loss from continuing operations totaled $24.2 million, including $2.8 million of MPEH™ start-up costs and $20.2 million of exploration expense, including $14.2 million of nonproductive exploratory costs.

SUMMARY FINANCIAL TABLE (a)
	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Revenues	$37,243	$9,003	$130,127	$29,849
Operating loss	(19,290)	(21,629)	(22,373)	(43,940)
Loss from continuing operations	(21,047)	(24,212)	(31,470)	(52,032)
Income (loss) from discontinued operations	(4,651)	4,037	(8,242)	361
Net loss applicable to common stock	(26,101)	(20,585)	(41,332)	(53,313)
Diluted net loss per share: Continuing operations	$(0.87)	$(1.03)	$(1.35)	$(2.85)
Discontinued operations	(0.19)	0.17	(0.33)	0.02
Applicable to common stock	$(1.06)	$(0.86)	$(1.68)	$(2.83)
Diluted average shares outstanding	24,671	23,929	24,583	18,828

a) If an in-progress well or unproved property is determined to be nonproductive prior to the filing of McMoRan’s 2005 Form 10-K, the related drilling costs incurred through December 31, 2005 would also be charged to exploration expense in the fourth quarter 2005 financial statements. McMoRan’s investment in unevaluated in-progress exploratory wells at December 31, 2005 totaled $21.1 million.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “During 2005, McMoRan continued to pursue aggressively high impact deep gas exploration targets. We are encouraged by the results of the program to date and look forward to testing multiple additional targets that have the potential to add meaningful value for shareholders. Our success with the Deep Miocene trend has enabled us to expand our activities and play a leadership role in exploring for ‘deeper pools’ of hydrocarbons below existing or previous shallow production. As we work to complete our permitting activities for our Main Pass Energy HubTM project, we are also very positive about the potential values that could be realized by establishing a major new offshore LNG terminal, onsite natural gas storage facilities and a gateway to the U.S. natural gas markets.”

GULF OF MEXICO EXPLORATION ACTIVITIES
Since inception in 2004 of a multi-year, $500 million exploration venture, McMoRan and its private partner have participated in eight discoveries on the eighteen prospects that have been drilled and evaluated. Production has commenced on four of these discoveries and development plans are under way for the others. McMoRan currently has five exploratory wells in progress.

The Cane Ridge exploratory well on Louisiana State Lease 18055, located onshore in Vermilion Parish, Louisiana has been evaluated with wireline logs which indicated multiple hydrocarbon bearing sands approximating 60 net true vertical feet of resistivity. The well is drilling below 16,000 feet towards a planned total depth of 16,500 feet to evaluate additional targets. Infrastructure near this onshore location would allow production to be established quickly, currently expected in the second quarter of 2006. McMoRan and its private partner acquired rights to 1,000 gross acres comprising the Cane Ridge prospect from El Paso Production Company, a subsidiary of El Paso Corporation (NYSE: EP), in June 2005 as part of a package of six “deep gas” exploratory prospects (including the recent discovery at Long Point) covering approximately 18,000 gross acres onshore and in state waters in Vermilion Parish, Louisiana. McMoRan and its private partner each own a 37.5 percent working interest and a 27.5 percent net revenue interest in the Cane Ridge well.

The JB Mountain Deep exploratory well No. 224 commenced drilling on July 14, 2005 and is currently drilling below 24,300 feet, with a planned total depth of 24,500 feet. As previously reported, interpretation of the wireline logs through 23,600 feet indicates 115 gross feet of potential hydrocarbons that will require further evaluation. McMoRan will also be evaluating any new information obtained from deeper drilling. McMoRan and its private partner control 5,200 gross acres in the area. This acreage is not included in the JB Mountain/Mound Point program where McMoRan has a reversionary interest. McMoRan operates the JB Mountain Deep prospect and, if successful, McMoRan and its private partner would each earn a 27.5 percent working interest and a 19.4 percent net revenue interest. The South Marsh Island Block 224 lease is eligible for Deep Gas Royalty Relief. McMoRan’s investment in JB Mountain Deep totaled $17.6 million at December 31, 2005.

The Point Chevreuil exploratory well at Louisiana State Lease 18350 commenced drilling on November 18, 2005 and is currently drilling below 12,600 feet, with a planned total depth of 17,000 feet. McMoRan has a 25 percent working interest and a 17.5 percent net revenue interest in the Point Chevreuil prospect. McMoRan’s investment in Point Chevreuil totaled $1.5 million at December 31, 2005.

McMoRan acquired rights to approximately 14,800 gross acres comprising the Denali deep shelf exploration prospect at South Pass Block 26 in the fourth quarter of 2005. The Denali exploratory well commenced drilling on December 15, 2005 and is currently drilling below 9,800 feet, with a planned total depth of 18,500 feet. McMoRan operates the well and, if successful, McMoRan and its private partner would each earn a 25.0 percent working interest and a 19.5 percent net revenue interest. McMoRan’s investment in Denali, which is located in 20 feet of water, offshore Plaquemines Parish, Louisiana, totaled $1.6 million at December 31, 2005.

McMoRan acquired rights to approximately 3,500 gross acres comprising the Pecos and Platte deep shelf exploration prospects at West Pecan Island from ExxonMobil Corp. (NYSE: XOM) in the fourth quarter of 2005. The Pecos exploratory well commenced drilling on January 5, 2006 and is currently drilling below 4,900 feet, with a planned total depth of 18,800 feet. If successful, McMoRan and its private partner would each earn a 25.0 percent working interest and an 18.8 percent net revenue interest. West Pecan Island is located onshore in Vermilion Parish, Louisiana and is being drilled from an offshore location in less than 10 feet of water.

The Elizabeth well on South Marsh Island Block 230 commenced drilling on September 16, 2005, and was drilled to a total depth of 19,950 feet. The Cabin Creek well at West Cameron Block 95 commenced drilling on October 15, 2005 and was drilled to a total depth of 18,688 feet. Evaluation of these wells determined that the wells did not contain commercial quantities of hydrocarbons and the wells were plugged and abandoned. Fourth-quarter 2005 exploration expenses associated with nonproductive wells totaled $18.0 million, including the drilling and related costs for the Elizabeth ($5.9 million) and Cabin Creek ($10.8 million) wells.

McMoRan expects to drill at least twelve exploratory prospects during 2006, including Liberty Canal onshore Vermilion Parish, LA and Hurricane Deep at South Marsh Island Block 217 in the first quarter. McMoRan currently has rights to approximately 285,000 gross acres and continues efforts to identify prospects to be drilled on this lease acreage position. McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

DRILLING SCHEDULE
	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Vertical Depth	Spud Date
Exploration In-Progress
Louisiana State Lease 18055 “Cane Ridge”	37.5%	27.5%	16,000'	16,500'	July 29, 2005
South Marsh Island Block 224 “JB Mountain Deep”*	27.5%	19.4%	24,300'	24,500'	July 14, 2005
Louisiana State Lease 18350 “Point Chevreuil”	25.0%	17.5%	12,600'	17,000'	November 18, 2005
South Pass Block 26 “Denali”	25.0%	19.5%	9,800'	18,500'	December 15, 2005
West Pecan Island “Pecos”	25.0%	18.8%	4,900'	18,800'	January 5, 2006
Near-Term Exploration Wells**
Onshore Vermilion Parish, LA “Liberty Canal”	37.5%	27.7%	n/a	16,500'	First-Quarter 2006
South Marsh Island Block 217 “Hurricane Deep”	27.5%	19.4%	n/a	21,500'	First-Quarter 2006
Development In-Progress
Vermilion Blocks 16/17 “King Kong No. 3”	40.0%	29.2%	15,300'	15,800'	November 22, 2005
South Marsh Island Block 217 “Hurricane No. 2”	27.5%	19.4%	12,900'	16,000'	August 21, 2005
Louisiana State Lease 18090 “Long Point No. 2”	37.5%	26.8%	15,600'	20,600'	November 30, 2005
Ship Shoal Block 296 “Raptor A-3”	49.4%	34.8%	8,600'	9,200	January 1, 2006

* Depending upon applicability of the Deep Gas Royalty Relief eligibility criteria, the leases on which this well is located could be eligible for royalty relief up to 25 Bcf under current Minerals Management Service guidelines subject to pricing thresholds. McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

** Timing is subject to change.

GULF OF MEXICO PRODUCTION AND DEVELOPMENT ACTIVITIES
McMoRan is also engaged in development drilling at four locations including King Kong No. 3 at Vermilion Blocks 16/17, Hurricane No. 2 at South Marsh Island Block 217, Long Point No. 2 at Louisiana State Lease 18090, and Raptor A-3 at Ship Shoal Block 296 and is engaged in completion operations at West Cameron Block 43, Long Point No. 1 and Dawson Deep at Garden Banks Block 625.

Production was successfully established on the King Kong No. 1 and No. 2 wells at Vermilion Blocks 16/17 in December 2005, less than six months following the discovery. Gross production from the two wells approximated 20 MMcf/d and 900 bbls/d at year-end 2005 (7 MMcfe/d net to McMoRan). The flow rate from the wells is currently limited by the high volume of condensate. McMoRan expects the flow rate will increase as the pipeline operator allows production of additional condensate volumes.

As previously announced, McMoRan encountered positive drilling results at the King Kong No. 3 development well at Vermilion Blocks 16/17. The well commenced drilling on November 22, 2005 and is drilling below 15,300 feet. The well was evaluated with log-while-drilling tools and confirmed with wireline logs to 13,500 feet, indicating multiple Miocene sands approximating 60 net feet of hydrocarbons. McMoRan is drilling towards a planned total depth of 15,800 feet to evaluate additional targets. The King Kong No. 3 well is operated by McMoRan and is a southwest offset of the King Kong discovery well, which commenced production in December 2005. McMoRan and its private partner each have a 40.0 percent working interest and a 29.2 percent net revenue interest in the King Kong prospect, which is located in 12 feet of water, and have rights to approximately 2,500 gross acres in the area.

The Hurricane No. 2 development well at South Marsh Island Block 217 commenced drilling on August 21, 2005, and is drilling below 12,900 feet towards a planned total depth of 16,000 feet. The Hurricane No. 2 well is located northwest of the Hurricane discovery well, which is currently shut-in awaiting a rig for remedial workover activities expected to be completed in the second quarter of 2006. McMoRan holds a 27.5 percent working interest and a 19.4 percent net revenue interest in this well and has rights to approximately 7,700 gross acres in the Hurricane area, which is located offshore Louisiana in 10 feet of water. Production from the Hurricane well uses the Tiger Shoal facilities, which are also being used to produce the JB Mountain and Mound Point discoveries in the OCS 310/State Lease 340 area.

The Long Point No. 2 development well, located onshore at Louisiana State Lease 18090, commenced drilling on November 30, 2005 and is currently drilling below 15,600 feet towards a proposed total depth of 20,600 feet. Long Point No. 2 is located approximately 2,000 feet northwest from the Long Point discovery well. As previously reported, the Long Point exploratory well was drilled to 19,000 feet in October 2005. The discovery well was evaluated with log-while-drilling tools and wireline logs, indicating an interval approximating 150 gross feet of hydrocarbon bearing sands with excellent porosity. In November 2005, McMoRan conducted a successful production test on the Long Point discovery, which indicated a gross flow rate of approximately 41 MMcf/d and 860 barrels of condensate per day (total of approximately 46 MMcfe/d, 12 MMcfe/d net to McMoRan) on a 29/64ths choke with flowing tubing pressure of 10,200 pounds per square inch. The well is expected to commence production during the second quarter of 2006. McMoRan and its private partner each own a 37.5 percent working interest and a 26.8 percent net revenue interest in the Long Point prospect.

The Raptor A-3 development well at Ship Shoal Block 296 commenced drilling on January 1, 2006. The well is currently drilling below 8,600 feet towards a proposed total depth of 9,200 feet. There is currently one other producing well in this field and McMoRan has committed to participate in an additional well in this area. McMoRan has a 49.4 percent working interest and a 34.8 percent net revenue interest in the field.

Completion activities at West Cameron Block 43 No. 3 and No. 4 are under way with initial production expected in the second quarter of 2006. McMoRan holds a 23.4 percent working interest and an 18.0 percent net revenue interest in the West Cameron Block 43 No. 3 well and a 41.7 percent working interest and a 32.3 percent net revenue interest in the West Cameron Block 43 No. 4 well. The West Cameron Block 43 lease, located in 30 feet of water, 8 miles offshore, is eligible for Deep Gas Royalty Relief.

Completion activities at the Dawson Deep discovery at Garden Banks Block 625 are under way. The well is expected to be brought on production by mid-2006. As previously reported, the well encountered hydrocarbon bearing sands as indicated by more than 100 feet of total vertical thickness of resistivity in the shallow zones. An additional 100 feet of hydrocarbons were logged in the deepest zone. McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep prospect. The Dawson Deep prospect is located on a 5,760 acre block located approximately 150 miles offshore Texas.

The equipment for the completion of the Blueberry Hill well at Louisiana State Lease 340 is expected to be delivered in the first half of 2006. As previously reported, the Blueberry Hill exploratory well reached a total depth of 23,903 feet in the first quarter of 2005. Wireline logs indicated four potentially productive hydrocarbon bearing sands. A 4½ inch production liner was installed and cemented to protect the identified potential pay zones. The drilling rig moved off location while the necessary 20,000-pound per square inch completion equipment, tubulars and liners for the anticipated high pressure well are procured. Completion and testing of the well will determine future plans for this prospect. McMoRan operates Blueberry Hill, located seven miles east of the JB Mountain discovery and seven miles south southeast of the Mound Point Offset discovery. McMoRan and its private partner each hold a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well. McMoRan’s investment in Blueberry Hill totaled $11.2 million at December 31, 2005.

Fourth-quarter 2005 production, which was affected by disruptions associated with Hurricanes Katrina and Rita, averaged 34 MMcfe/d net to McMoRan, including oil production of approximately 1,250 bbls/d from Main Pass Block 299 (7.5 MMcfe/d), which resumed production in late November 2005. At the end of 2005, McMoRan’s production approximated 60 MMcfe/d, including 19 MMcfe/d for McMoRan’s share of oil from Main Pass Block 299.

McMoRan’s share of first quarter 2006 production is expected to average 45-50 MMcfe/d, including approximately 2,800 bbls/d (17 MMcfe/d) for McMoRan’s share of oil production from Main Pass Block 299. The first quarter rate reflects downtime associated with planned remedial activities at Hurricane No. 1, expected to be completed in the second quarter of 2006, and current pipeline limitations at the King Kong field, expected to be resolved in the second quarter of 2006. McMoRan’s share of second quarter 2006 production is expected to increase significantly from first quarter estimates with new production from Long Point, Cane Ridge, Dawson Deep, West Cameron Block 43 and other development activities. McMoRan also plans to conduct a production test at the Blueberry Hill prospect at Louisiana State Lease 340 during the first half of 2006. If successful, the Blueberry Hill well could be brought on production quickly using existing infrastructure in the immediate area.

JB MOUNTAIN/MOUND POINT AREA ACTIVITIES
McMoRan is a participant in a program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively. The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the third party partner is funding all of the costs attributable to McMoRan’s interests in the properties, and will own all of the program’s interests until the program’s aggregate production totals 100 Bcfe attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. All exploration and development costs associated with the program’s interest in any future wells is to be funded by the third party partner during the period prior to when McMoRan’s potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 that remain subject to the 100 Bcfe arrangement. McMoRan believes there are further exploration and development opportunities on this acreage. The three producing wells averaged an aggregate gross rate of 26 MMcfe/d during the fourth quarter of 2005. These wells were not damaged by Hurricane Rita, but were shut-in because of damage to third party downstream processing facilities. Production was restored on November 3, 2005 and since averaged approximately 40 MMcfe/d.

MAIN PASS ENERGY MPEH™ UPDATE
McMoRan is working to establish a major new offshore LNG import terminal at Main Pass Block 299 and has applied for a license for the proposed project under the Deepwater Port Act.  The Coast Guard has recently provided McMoRan with a targeted schedule for the completion of the permitting process. The Coast Guard and the Maritime Administration (MARAD) are expected to publish a Final Environmental Impact Statement (EIS) for the MPEH™ license application in February 2006 and then conduct the public hearings on the Final EIS before the end of February 2006. Under the Deepwater Port Act, Governors in the adjacent coastal states (Louisiana, Mississippi and Alabama for MPEH™) will have 45 days following the final public hearing to respond to the license application. After the 45-day comment period, MARAD has up to 45 days to issue a Record of Decision. This timeline would result in a decision on the Main Pass Energy Hub™ license application by the end of May 2006.

As previously reported, in connection with the licensing process the Coast Guard and MARAD published a Draft EIS for the MPEH™ license application, and conducted public meetings in July 2005 to allow public comments on the Draft EIS.  The Draft EIS evaluated potential environmental impacts associated with construction and operation of MPEH™ and concluded that the project would not result in significant adverse impacts.

The MPEH™ terminal is located in 210 feet of water and would be capable of regasifying LNG at a rate of 1 Bcf per day. The use of existing facilities provides significant cost advantages and the proposed project’s offshore location near established shipping lanes is advantageous. Additional investments are being considered to develop significant on-site cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to enhance gas delivery from Main Pass to markets in the United States. The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility, creating opportunities for substantial additional values. The proposed design includes 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

McMoRan is continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.

REVENUES
McMoRan’s fourth-quarter 2005 oil and gas revenues totaled $34.5 million, compared to $5.4 million during the fourth quarter of 2004. During the fourth quarter of 2005, McMoRan’s sales volumes totaled approximately 1.8 Bcf of gas and 223,300 barrels of oil and condensate, including 100,400 barrels from Main Pass Block 299 (34 MMcfe/d), compared to 0.7 Bcf of gas and 16,500 barrels of oil and condensate in the fourth quarter of 2004. McMoRan’s fourth-quarter comparable average realizations for gas were $12.67 per thousand cubic feet (Mcf) in 2005 and $6.26 per Mcf in 2004; for oil and condensate, excluding Main Pass Block 299, McMoRan received an average of $59.15 per barrel in fourth-quarter 2005 compared to $48.80 per barrel in fourth-quarter 2004. McMoRan received an average of $47.54 per barrel for its sour crude oil produced at Main Pass Block 299 during the fourth quarter of 2005.

RESERVES
Independent reserve engineers’ estimates of McMoRan’s proved oil and gas reserves as of December 31, 2005 were 81.7 Bcfe, compared with 49.9 Bcfe at December 31, 2004. No amounts are included in these estimates from the potential reversionary interest from the JB Mountain and Mound Point discoveries or from McMoRan’s recent Cane Ridge discovery. McMoRan’s investment in Cane Ridge, which is classified as unproved oil and gas property in its December 31, 2005 balance sheet, totaled $8.7 million. Independent reserve engineers' estimates of the present value of future net cash flows before income taxes from the production and sale of McMoRan's estimated proved reserves, determined using a ten percent discount rate and other assumptions required by the Securities and Exchange Commission, was $388 million at December 31, 2005.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On December 31, 2005, McMoRan had unrestricted cash and cash equivalents of $130.9 million. Capital expenditures for the twelve months of 2005 totaled $161.3 million. Capital expenditures for 2006 are expected to approximate $100 million for exploration expenditures and approximately $75 million for currently identified development costs, subject to changes because of timing and other factors. Spending may be increased as additional opportunities become available.

SETTLEMENT OF LITIGATION
McMoRan previously announced that it has reached an agreement in principle with plaintiffs to settle previously disclosed class action litigation in the Delaware Court of Chancery relating to the 1998 merger of Freeport-McMoRan Sulphur Inc. and McMoRan Oil & Gas Co. The settlement resulted in a fourth-quarter 2005 charge to expense, net of the amount of insurance proceeds, of $12.8 million.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process, the estimated capital costs for developing the project and settlement of litigation. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; availability of third party downstream facilities; the feasibility of the potential Main Pass Energy HubTM and the ability to secure commercial contracts and obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2004 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the third-quarter 2005 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, February 10, 2006.

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McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	(In Thousands, Except Per Share Amounts)
Oil & Gas	$34,510	$5,393	$118,176	$15,611
Service	2,733	3,610	11,951	14,238
Total revenues	37,243	9,003	130,127	29,849
Costs and expenses:
Production and delivery costs	8,701	1,895	29,569	6,559
Depreciation and amortization	6,470	1,852	25,896	5,904
Exploration expenses	21,941 [a]	20,241 [a]	63,805	36,903
General and administrative expenses	4,419	3,843	19,551	14,036
Start-up costs for Main Pass Energy HubTM	2,172	2,801	9,749	11,461
Litigation settlement, net [b]	12,830	-	12,830	-
Insurance recovery	-	-	(8,900)	(1,074)
Total costs and expenses	56,533	30,632	152,500	73,789
Operating loss	(19,290)	(21,629)	(22,373)	(43,940)
Interest expense	(3,395)	(3,761)	(15,282)	(10,252)
Other income, net	1,638	1,496	6,185	2,160
Equity in K-Mc Venture I LLC’s net loss	-	(318)	-	-
Loss from continuing operations	(21,047)	(24,212)	(31,470)	(52,032)
Income (loss) from discontinued operations	(4,651)[c]	4,037 [d]	(8,242)	361
Net loss	(25,698)	(20,175)	(39,712)	(51,671)
Preferred dividends and amortization of convertible
preferred stock issuance costs	(403)	(410)	(1,620)	(1,642)
Net loss applicable to common stock	$(26,101)	$(20,585)	$(41,332)	$(53,313)

Basic and diluted net loss per share of common stock:
Continuing operations	$(0.87)	$(1.03)	$(1.35)	$(2.85)
Discontinued operations	(0.19)	0.17	(0.33)	0.02
Net loss per share of common stock	$(1.06)	$(0.86)	$(1.68)	$(2.83)

Basic and diluted average shares outstanding:	24,671	23,929	24,583 [e]	18,828 [e]

a.
Includes $18.0 million of nonproductive exploratory well costs, including $5.9 million for South Marsh Island Block 230 and $10.8 million for West Cameron Block 95. During the fourth quarter of 2004 nonproductive exploratory well costs totaled $14.2 million.

b.	Reflects settlement of the Krasner litigation case, net of insurance proceeds.
c.
Includes $6.5 million charge for modification of previously estimated reclamation costs for remaining facilities at Port Sulphur, Louisiana as a result of hurricane damages. Also includes $3.5 million reduction in contractual liability associated with certain postretirement benefit costs relating to certain former retired sulphur employees of McMoRan.

d.	Includes $5.2 million reduction in the contractual liability discussed in “c” above.
e.	Increase in 2005 from 2004 reflects the issuance of approximately 7.1 million shares of McMoRan common stock associated with an equity offering that closed on October 6, 2004.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Sales volumes:
Gas (thousand cubic feet, or Mcf)	1,750,900	730,900	7,938,000	1,978,500
Oil, excluding Main Pass 299 (barrels)	94,200	10,700	280,400	61,900
Oil from Main Pass 299 (barrels) [a]	100,400	-	436,000	-
Plant products (equivalent barrels) [b]	28,700	5,800	106,700	22,900
Average realizations:
Gas (per Mcf)	$12.67	$ 6.26	$ 9.24	$ 6.08
Oil, excluding Main Pass 299 (per barrel)	59.15	48.80	57.16	39.83
Oil, from Main Pass 299 (per barrel)	47.54	-	51.67	-

a.
Oil production from Main Pass 299, which was shut-in for repair of damage caused by Hurricane Katrina in late August 2005, resumed in late November 2005. McMoRan acquired the remaining joint venture ownership interest in and began consolidating the operating results of Main Pass 299 on December 27, 2004.

b.
Results include approximately $1.7 million and $5.0 million of revenues associated with plant products (ethane, propane, butane, etc.) during the fourth quarter of 2005 and year ended December 31, 2005, respectively, compared with $0.2 million and $0.6 million of plant product revenues in the comparable periods last year.

II

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	December 31,
	2005		2004
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations, includes restricted cash of $0.3 million at	$131,179		$203,035
December 31, 2005 and $3.7 million at December 31, 2004
Discontinued operations, all restricted	1,005		980
Restricted investments	15,155		15,150
Accounts receivable	36,954		27,403
Inventories	7,980		854
Prepaid expenses	1,348		1,122
Current assets from discontinued operations, excluding cash	2,550		2,563
Total current assets	196,171		251,107
Property, plant and equipment, net	192,397	[a]	97,262
Sulphur business assets, net	375		312
Restricted investments and cash	10,475	[b]	24,779
Other assets	8,218		10,460
Total assets	$407,636		$383,920

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$63,398		$33,787
Accrued liabilities and other	49,817		28,407
Accrued interest	5,635		5,635
Current portion of accrued oil and gas reclamation costs	-		238
Current portion of accrued sulphur reclamation cost	4,724		2,550
Current liabilities from discontinued operations	5,462		4,601
Total current liabilities	129,036		75,218
6% Convertible Senior Notes	130,000		130,000
5¼% Convertible Senior Notes	140,000		140,000
Accrued sulphur reclamation costs	17,062		12,086
Accrued oil and gas reclamation costs	21,760		14,191
Postretirement medical benefits obligation	11,517		15,695
Other long-term liabilities	15,890		16,711
Mandatorily redeemable convertible preferred stock	28,961		29,565
Stockholders' deficit	(86,590)		(49,546)
Total liabilities and stockholders' deficit	$407,636		$383,920

a.
Amount includes $21.1 million of drilling and related costs associated with unevaluated in-progress exploratory wells at December 31, 2005 and $11.2 million of costs related to the potential discovery at Blueberry Hill at Louisiana State Lease 340.

b.
Decrease reflects semi-annual payments made on January 2, 2005 and July 2, 2005 for McMoRan’s 6% convertible senior notes and payment made on April 6, 2005 and October 6, 2005 for McMoRan’s 5¼% convertible senior notes.

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2005	2004
	(In Thousands)
Cash flow from operating activities:
Net loss	$(39,712)	$(51,671)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Loss (income) from discontinued sulphur operations	8,242	(361)
Depreciation and amortization	25,896	5,904
Exploration drilling and related expenditures	49,621	23,679
Compensation expense associated with stock-based awards	1,677	1,295
Amortization of deferred financing costs	2,225	1,599
Reclamation and mine shutdown expenditures	(4)	(288)
Other	(261)	285
(Increase) decrease in working capital:
Accounts receivable	(2,182)	(6,990)
Accounts payable and accrued liabilities	36,469	(3,231)
Inventories and prepaid expenses	(7,175)	103
Net cash provided by (used in) continuing operations	74,796	(29,676)
Net cash used in discontinued operations	(4,681)	(5,459)
Net cash provided by (used in) operating activities	70,115	(35,135)
Cash flow from investing activities:
Exploration, development and other capital expenditures	(161,262)	(57,241)
Property insurance recovery	3,500	-
Purchase of restricted investments	-	(21,191)
Proceeds from restricted investments	15,150	7,800
Increase in restricted investments	(502)	(265)
Acquisition of K-Mc Venture I LLC, net of acquired cash of $0.6 million	-	(7,415)
Proceeds from disposition of oil and gas properties	-	2,550
Net cash used in continuing operations	(143,114)	(75,762)
Net cash used in discontinued operations	(66)	(5,920)
Net cash used in investing activities	(143,180)	(81,682)
Cash flow from financing activities:
Proceeds from 5.25% convertible senior notes offering	-	140,000
Net proceeds from equity offering	-	85,478
Financing costs	-	(5,624)
Dividends paid on convertible preferred stock	(1,129)	(1,531)
Proceeds from exercise of stock options and other	2,363	610
Net cash provided by continuing operations	1,234	218,933
Net cash provided by discontinued operations	-	-
Net cash provided by financing activities	1,234	218,933
Net (decrease) increase in cash and cash equivalents	(71,831)	102,116
Cash and cash equivalents at beginning of year	204,015	101,899
Cash and cash equivalents at end of period	132,184	204,015
Less restricted cash from continuing operations	(278)	(3,726)
Less restricted cash from discontinued operations	(1,005)	(980)
Unrestricted cash and cash equivalents at end of period	$130,901	$199,309

IV